Exhibit 99.1

WPH SALEM, LLC

COMBINED FINANCIAL STATEMENTS
AND INDEPENDENT AUDITOR'S REPORT

DECEMBER 31, 2018 AND 2017

TABLE OF CONTENTS

Page No

INDEPENDENT AUDITOR'S REPORT	1 - 2

COMBINED FINANCIAL STATEMENTS

Combined Balance Sheets	3-4

Combined Statements of Operations and Member's Equity	5

Combined Statements of Cash Flows	6

Notes to the Combined Financial Statements	7 - 13

SUPPLEMENTARY INFORMATION

Schedule I - Combining Balance Sheets	14 - 15

Schedule II - Combining Statements of Operations and Member's Equity	16 - 17

Independent Auditor's Report

To the Management of
WPH Salem, LLC
Hickory, NC

I have audited the accompanying combined financial statements of WPH Salem, LLC (a Delaware corporation), which comprise the combined balance sheets as of December 31, 2018 and 2017 and the related combined statements of operations and member's equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined financial statements that are free from material misstatement whether due to fraud or error.

Auditor's Responsibility

My responsibility is to express an opinion on these combined financial statements based on my audit. I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to .design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, I express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for our audit opinion.

WPH Salem, LLC
Independent Auditor's Report
Page2

Opinion

In my opinion, the combined 2018 and 2017 financial statements referred to above present fairly, in all material respects, the financial position of WPH Salem, LLC as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Supplementary Information

My audit was conducted for the purpose of forming an opinion on the combined financial statements as a whole. The combining information presented in Schedules I and ll is presented for purposes of additional analysis of the combined financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies, and it is not a required part of the combined financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the combined financial statements. The combining information has been subjected to the auditing procedures applied in the audit of the combined financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the combined financial statements or to the combined financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In my opinion, the combining information is fairly stated in all material respects in relation to the combined financial statements as a whole.

/s/ Aaron Bloom CPA

Baltimore, Maryland
March 19, 2019

WPH SALEM, LLC

COMBINED BALANCE SHEETS

DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS

CURRENT ASSETS
Cash	$116,812	$202,962
Resident trust fund cash, restricted	140,923	96,957
Tenant receivables, net	317,382	419,328
Accounts receivable, other	27,539	1,941
Escrow deposits	581,306	753,468
Inventory	6,786	7,662
Prepaid expenses	155,833	124,264
Other current assets	139	139
Total Current Assets	1,346,720	1,606,721

PROPERTY AND EQUIPMENT, NET	817,990	803,319

OTHER ASSETS
Security deposits	722,218	722,218

TOTAL ASSETS	$2,886,928	$3,132,258

The accompanying notes are an integral part of these combined financial statements.

WPH SALEM, LLC

COMBINED BALANCE SHEETS

DECEMBER 31, 2018 AND 2017

(continued)

	2018	2017

LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES
Cash overdraft	$82,808	$80,204
Accounts payable	1,381,576	1,155,861
Accrued expenses	322,425	408,871
Resident trust funds payable	140,923	96,957
Loan payable - current portion	3,589	-
Deferred revenue	97,084	112,411
Total Current Liabilities	2,028,405	1,854,304

LONG-TERM LIABILITIES
Loan Payable	17,210	-
Deferred rent	2,004,737	1,741,863
Total Long Term Liabilities	2,021,947	1,741,863

Total Liabilities	4,050,352	3,596,167

MEMBER'S EQUITY (DEFICIT)
Member's equity (deficit)	(1,163,424)	(463,909)

TOTAL LIABILITIES AND MEMBER'S EQUITY	$2,886,928	$3,132,258

The accompanying notes are an integral part of these combined financial statements.

WPH SALEM, LLC

COMBINED STATEMENTS OF OPERATIONS AND MEMBER'S EQUITY

YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
REVENUE
Assisted living revenue, net of contractual allowances	$10,586,794	$9,969,868
Other income	475,785	139,061
Total Revenue	11,062,579	10,108,929

OPERATING EXPENSES
Salaries	3,504,090	3,218,187
Payroll taxes	298,476	291,453
Employee benefits	240,160	214,058
Food costs	565,832	548,446
Utilities	641,860	545,173
Supplies	207,334	182,989
Repairs and maintenance	113,271	162,709
Insurance	198,141	204,193
Property taxes	362,070	294,618
Professional/consulting fees	552,117	371,850
General and administrative expenses	425,718	279,122
Bad debt expense	133,379	905,369
Advertising and marketing	59,387	51,937
Travel and entertainment	36,113	28,979
Management service fee	556,759	501,729
Total Operating Expenses	7,894,707	7,800,812

CAPITAL RELATED EXPENSES
Depreciation and amortization	168,409	155,065
Rent	3,373,746	3,373,748
Total Capital Related Expenses	3,542,155	3,528,813

NET LOSS	(374,283)	(1,220,696)

MEMBER'S EQUITY (DEFICIT), beginning of year	(463,909)	57,759

Contributions from members	251,387	1,396,268
Distributions to members	(576,619)	(697,240)

MEMBER'S EQUITY (DEFICIT), end of year	$(1,163,424)	$(463,909)

The accompanying notes are an integral part of these combined financial statements.

WPH SALEM, LLC

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(374,283)	$(1,220,696)
Adjustments to reconcile change in net loss to change in net cash used for operating activities:
Depreciation and amortization	168,409	155,065
Provision for bad debts	133,379	905,369
Decrease (increase) in assets:
Resident trust fund cash, restricted	(43,966)	(20,682)
Tenant receivables	(31,433)	(300,427)
Due from affiliates	-	41,309
Accounts receivable, other	(25,598)	132,270
Escrow deposits	172,162	(123,056)
Inventory	876	(648)
Prepaid expenses	(31,569)	10,408
Other current assets	-	(139)
Increase (decrease) in liabilities:
Cash overdraft	2,604	80,204
Accounts payable	225,715	(387,543)
Accrued expenses	(86,446)	70,959
Resident trust fund payable	43,966	20,682
Deferred revenue	(15,327)	(91,664)
Deferred rent	262,874	327,300
Net Cash Provided by (Used for) Operating Activities	401,363	(401,289)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(183,080)	(149,967)
Net Cash Used for Investing Activities	(183,080)	(149,967)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds of loan payable	22,658	-
Payments on loan payable	(1,859)	-
Contributions from members	251,387	1,396,268
Distributions to members	(576,619)	(697,240)
Net Cash (Used for) Provided by Financing Activities	(304,433)	699,028

NET (DECREASE) INCREASE IN CASH	(86,150)	147,772

CASH, beginning of year	202,962	55,190

CASH, end of year	$116,812	$202,962

The accompanying notes are an integral part of these combined financial statements.

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE A - NATURE OF THE ORGANIZATION

WPH Salem, LLC (the "Company") is an LLC taxed as a partnership organized under the laws of the State of Delaware. The Company operates a group of five assisted living facilities ("OPCOs") operating out of Hickory, North Carolina and Aledo, Illinois. Three of the OPCOs (Hamlet AL Holdings LLC, Carteret-Newport AL Holdings LLC, and Shelby AL Holdings LLC) are single-member LLCs organized under the laws of the State of North Carolina. Two of the OPCOs (MW Aledo Operating LLC and Danby House LLC) are single-member LLCs organized under the laws of the State of Delaware. Four of the OPCOS operate in North Carolina. Aledo operates in Illinois. The Company primarily serves elderly Medicaid residents who need assistance with basic living activities.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Combination

The combined financial statements include the accounts of the five OPCOs which operate under one master lease. All significant intercompany accounts and transactions between the OPCOs have been eliminated in combination.

Basis of Accounting

The combined financial statements were prepared using the accrual basis of accounting. Therefore, revenue arid related assets are recognized when earned and expenses and related liabilities are recognized as the obligations are incurred.

Assisted Living Revenue and Tenant Receivables

Tenant receivables are reported at estimated net' realizable amounts from tenants. Tenant receivables from Medicaid are carried at a net amount determined by the original charge for the service provided, less an estimate made for contractual adjustments provided to Medicaid. Tenant receivables are reduced by an allowance for doubtful accounts, which is determined by identifying troubled accounts and by historical experience. The Company generally does not charge interest on past due accounts. Tenant receivables are written off against the allowance for doubtful accounts when deemed uncollectible. The allowance for doubtful accounts was $727,643 and $861,496 as of December 31, 2018 and 2017, respectively.

WPH SALEM, LLC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

(continued)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Assisted Living Revenue and Tenant Receivables (continued)

The Company has agreements with Medicaid that provide for payments to the OPCOs at amounts different from its established rates. Payment arrangements include predetermined fee schedules and discount charges. Contractual adjustments under the Medicaid third-party reimbursement agreements represent the different between the Company's billings at the established rates and the amounts reimbursed by Medicaid. Contractual allowances and discounts are deducted from assisted living revenue. Assisted living revenue is therefore reported at the estimated net realizable amount from tenants and Medicaid for services rendered, including retroactive adjustments under reimbursement agreements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Resident Trust Fund Cash. Restricted

The Company holds resident personal funds on behalf of the residents. A corresponding Resident Trust Funds Payable is established with respect to these balances.

Escrow Deposits

Under the provisions of the Master Lease Agreement, refundable escrow deposits for capital expenditures, property insurance, and property taxes are required for each of the OPCOs to secure full, faithful, and punctual performance of the lessees. These deposits are due and payable in arrears.

Inventory

Inventory consists of food for residents and is stated at the lower of cost or market.

Security Deposits

Security deposits consist of funds held by the landlord in accordance with the Master Lease Agreement for capital reserve funds and utility deposits held by the related utility company.

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

(continued)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment are stated at cost. Purchases and improvements greater than $500 and a useful life of one year are charged to the property accounts, while maintenance and repairs, which do not improve or extend life of the respective assets, are expensed as incurred. Depreciation is provided using the straight-line method over estimated useful lives of the assets, ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the useful life of the asset or lease term, whichever is less. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in operations.

Whenever events or changes in circumstances indicate that the related carrying amount of an asset may not be recovered, management, using its best estimates and projections, reviews for impairment the carrying value of long-lived identifiable assets to be held and used in the future. Any impairment losses identified are recognized when determined.

Deferred Rent

The Company records rent expense including incentives on a straight-line basis over the terms of its leases. Deferred rental liability is recorded as the difference in rent expense recognized on a straight-line basis and cash payments.

Advertising-

Advertising costs are expensed as incurred. Advertising expense totaled $59,387 and $51,937 for the years ended December 31, 2018 and 2017, respectively.

Income Taxes

The Company and all related OPCOs included in these combined financial statements are single member limited liability companies whereby all of the elements of income and deductions are included in the tax returns of their member. Therefore, no income tax provision or liability for federal and state purposes related to the entities are recorded in these combined financial statements.

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(continued)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes (continued)

The Company has adopted Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 740, Income Taxes, with no cumulative effect adjustment required. The Company believes that its income tax filing positions and deductions will be sustained upon examination, and accordingly, has not recorded any reserves, or related accruals for interest and penalties as of December 31, 2018 or 2017, for uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. The Company has adopted a policy under which, if required to be recognized in the future, it will classify interest related to the underpayment of income taxes as a component of interest expense and will classify any related penalties under general and administrative expenses in the combined statement of income.

With few exceptions, the Company is no longer subject to U.S. federal, state, and local income tax examinations by tax authorities for tax returns filed for years beginning before January 1, 2015.

NOTE C - PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31:

	2018	2017
Furniture, fixtures, and equipment	$210,625	$194,505
Other equipment	263,128	161,395
Leasehold improvements	1 127 164	l 064 196
	1,600,917	1,420,096
Less: accumulated depreciation and amortization	(782,927)	(616.777)
Property and Equipment, Net	$817,990	$803,319

Depreciation and amortization expense for the years ended December 31, 2018 and 2017 totaled $168,409 and $155,065, respectively.

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(continued)

NOTE D - LOAN PAYABLE

On May 8, 2018 Hamlet purchased a vehicle for its use with a loan in the amount of $22,657 payable over 60 months at an interest rate of 15%. The future loan payments over the next five years are $3,589 for 2019, $4,166 for 2020, $4,835 for 2021, $5,612 for 2022 and $2,597 for 2023. Interest paid on the loan for the years ended December 31, 2018 and 2017 was $1,914 and -0- respectively.

NOTE E - LEASE OBLIGATIONS

The Company leases facilities under various lease agreements with unrelated third-party landlords. These non-cancellable lease agreements have terms extending through December 31, 2030. The leases are structured as triple net leases whereby the individual OPCOs are required to pay all executory costs, including taxes, insurance, utilities and maintenance.

The following is a schedule of the future minimum lease payments at December 31, 2018:

Year ending December 31.	Amount

2019	$3,176,659
2020	3;243,852
2021	3,312,459
2022	3,382,527
2023	3,454,083
Thereafter	23,987,319
$40,556,899

Rent expense for the years ended December 31, 2018 and 2017 totaled $3,373,746 and $3,373,748 respectively.

NOTE F - CONCENTRATION OF RISK

Cash

The Company places its cash and temporary cash investments with high credit quality institutions. The Company, at times, could have deposits in excess of federally insured limits. Management does not believe the Company is exposed to any risk, which might affect the financial position of the Company.

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(continued)

NOTE F - Concentration OF RISK (continued)

Medicaid

The Company provides services to residents of North Carolina who are Medicaid recipients. Accordingly, the company is subject to a concentration of revenue risks related to the North Carolina Medicaid Program. Revenue received under the North Carolina Medicaid Program is subject to audit and retroactive adjustment by the fiscal intermediary. The Company provides estimates for potential adjustments by the fiscal intermediary which may or may not occur in future years. Adjustments that significantly differ from the applicable estimates are reflected as an increase or decrease in resident services revenue in the year the adjustments are finalized.

The Company derived approximately 53% and 54% of its revenues from Medicaid for the years ended December 31, 2018 and 2017, respectively. Approximately 71% and 74% of gross tenant receivables at December 31, 2018 and 2017, respectively, are due from Medicaid. Management does not believe there are significant credit risks associated with amounts due from Medicaid.

NOTE G - RELATED PARTY TRANSACTIONS

The Company has management agreements with related parties with common ownership to operate the OPCOs. Management fees expensed under these agreements totaled $556,759 and

$501,729 for the years ended December 3 I, 2018 and 2017, respectively.

The Company purchases medical supplies from a vendor in which an executive of one of the aforementioned management companies is a principal. For the years ended December 31, 2018 and 2017, the Company purchased medical supplies totaling approximately $26,706 and $27,053, respectively. As of December 31, 2018 and 2017, the Company had outstanding accounts payable due to the related party of approximately $25,660 and $26,762, respectively.

NOTE H - PROFESSIONAL LIABILITY INSURANCE

The Company maintains claims-made basis professional liability insurance with a per-claim limit

Of $1,000,000 and aggregate annual limit of $3,000,000 with a commercial carrier. The Company is liable for a deductible up to $25,000 for each claim.

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(continued)

NOTE I - SUBSEQUENT EVENTS

In preparing these combined financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 19, 2019, the date the combined financial statements were available to be issued. There were no additional events or transactions that were discovered during the evaluation that required further recognition or disclosure.

On February 14, 2019 the operator of Carteret, Hamlet, Shelby and Danby purchased the leased facilities from the owner of the properties with the use of bond financing and has continued to operate the facilities. The sale of the facilities will reduce the minimum future lease payments for the remaining facility for the Company from $40,556,899 to $9,827,954.

The area in which Carteret operates was severely impacted by flooding from Hurricane Florence and caused Carteret to stop operations on September 14, 2018 and place their residents into other facilities. Carteret has not reopened and is fully insured against this loss of operations with a deductible of $100,000 which has been factored into the financial statements.

SUPPLEMENTARY INFORMATION

WPH SALEM, LLC

SCHEDULE I - COMBINING BALANCE SHEETS

DECEMBER 31, 2018

	Carteret	Hamlet	Shelby	Aledo	Danby	Eliminations	Combined

	ASSETS

CURRENT ASSETS
Cash	$192	$-	$-	$116,620	$-	$-	$116,812
Resident trust fund cash, restricted	-	43,550	37,802	-	59,571	-	140,923
Tenant receivables, net	11,189	31,257	53,685	82,710	138,541	-	317,382
Accounts receivable, other	-	5	-	25,662	1,872	-	27,539
Escrow deposits	82,374	99,131	59,639	173,176	166,986	-	581,306
Inventory	-	1,875	1,899	-	3,012	-	6,786
Prepaid expenses	29,111	45,308	35,067	4,611	41,736	-	155,833
Other current assets	139	-	-	-	-	-	139
Total Current Assets	123,005	221,126	188,092	402,779	411,718	-	1,346,720

PROPERTY AND EQUIPMENT, NET	181,166	148,648	283,143	85,399	119,634	-	817,990

OTHER ASSETS
Security deposits	102,387	139,706	95,625	166,250	218,250	-	722,218

TOTAL ASSETS	$406,558	$509,480	$566,860	$654,428	$749,602	$-	$2,886,928

	LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES
Cash overdraft	$-	$22,143	$31,913	$-	$28,752	$-	$82,808
Accounts payable	322,906	308,793	341,821	9,872	398,184	-	1,381,576
Accrued expenses	39,185	49,619	60,476	102,227	70,918	-	322,425
Resident trust funds payable	-	43,550	37,802	-	59,571	-	140,923
Loan payable - current portion	-	3,589	-	-	-		3,589
Deferred revenue	-	12,494	4,578	60,842	19,170	-	97,084
Total Current Liabilities	362,091	440,188	476,590	172,941	576,595	-	2,028,405

LONG-TERM LIABILITIES
Loan payable	-	17,210	-	-	-		17,210
Deferred rent	264,088	399,747	276,746	539,543	524,613	-	2,004,737
Total Long Term Liabilities	264,088	416,957	276,746	539,543	524,613		2,021,947
Total Liabilities	626,179	857,145	753,336	712,484	1,101,208	-	4,050,352

MEMBER'S EQUITY
Member's equity (deficit)	(219,621)	(347,665)	(186,476)	(58,056)	(351,606)	-	(1,163,424)

TOTAL LIABILITIES AND MEMBER'S EQUITY	$406,558	$509,480	$566,860	$654,428	$749,602	$-	$2,886,928

WPH SALEM, LLC

SCHEDULE I - COMBINING BALANCE SHEETS

December 31, 2017

	Carteret	Hamlet	Shelby	Aledo	Danby	Eliminations	Combined

	ASSETS

Cash	$10,913	$-	$-	$192,049	$-	$-	$202,962
Resident trust fund cash, restricted	6,186	9,902	26,820	-	54,049	-	96,957
Tenant receivables, net	3,502	78,265	108,270	66,252	163,039	-	419,328
Accounts receivable, other	-	5	-	-	1,936	-	1,941
Escrow deposits	124,218	150,178	68,708	158,083	252,281	-	753,468
Inventory	1,875	1,344	1,840	-	2,603	-	7,662
Prepaid expenses	30,037	21,898	45,367	6,573	20,389	-	124,264
Other current assets	139	-		-	-	-	139
Total Current Assets	176,870	261,592	251,005	422,957	494,297	-	1,606,721

PROPERTY AND EQUIPMENT, NET	208,704	99,127	304,323	55,780	135,385	-	803,319

OTHER ASSETS
Security deposits	102,387	139,706	95,625	166,250	218,250	-	722,218

TOTAL ASSETS	$487,961	$500,425	$650,953	$644,987	$847,932	$-	$3,132,258

	LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES
Cash overdraft	$-	$38,158	$20,536	$-	$21,510	$-	$80,204
Accounts payable	247,894	257,171	323,531	32,962	294,303	-	1,155,861
Accrued expenses	75,336	39,194	48,311	139,224	106,806	-	408,871
Resident trust funds payable	6,186	9,902	26,820	-	54,049	-	96,957
Deferred revenue	24,470	4,814	4,917	61,342	16,868	-	112,411
Total Current Liabilities	353,886	349,239	424,115	233,528	493,536	-	1,854,304

LONG-TERM LIABILITIES
Deferred rent	230,637	349,113	241,692	487,790	432,631	-	1,741,863
Total Liabilities	584,523	698,352	665,807	721,318	926,167	-	3,596,167

MEMBER'S EQUITY
Member's equity (deficit)	(96,562)	(197,927)	(14,854)	(76,331)	(78,235)	-	(463,909)

TOTAL LIABILITIES AND MEMBER'S EQUITY	$487,961	$500,425	$650,953	$644,987	$847,932	$-	$3,132,258

WPH SALEM, LLC

SCHEDULE II - COMBINING STATEMENTS OF OPERATIONS AND MEMBER'S EQUITY

YEAR ENDED DECEMBER 31, 2018

	Carteret	Hamlet	Shelby	Aledo	Danby	Combined

REVENUE
Assisted living revenue, net of contractual allowances	$1,302,689	$1,597,946	$1,879,144	$2,598,063	$3,208,952	$10,586,794
Other income	370,677	16,572	33,610	26,420	28,506	475,785
Total Revenue	1,673,366	1,614,518	1,912,754	2,624,483	3,237,458	11,062,579

OPERATING EXPENSES
Salaries	548,511	460,369	739,708	634,915	1,120,587	3,504,090
Payroll taxes	43,925	38,684	62,395	53,903	99,569	298,476
Employee benefits	37,053	35,249	35,437	58,441	73,980	240,160
Food costs	81,170	96,111	102,656	123,712	162,183	565,832
Utilities	115,033	135,671	142,779	126,138	122,239	641,860
Supplies	27,557	27,595	63,194	35,787	53,201	207,334
Repairs and maintenance	17,414	16,464	27,480	28,617	23,296	113,271
Insurance	48,527	30,390	41,217	14,366	63,641	198,141
Property taxes	32,195	57,227	28,223	123,032	121,393	362,070
Professional/consulting fees	103,525	134,181	147,202	31,994	135,215	552,117
General and administrative expenses	75,718	49,643	92,040	52,215	156,102	425,718
Bad debt expense	-	16,047	46,404	38,689	32,239	133,379
Advertising and marketing	25,937	3,215	3,011	24,805	2,419	59,387
Travel and entertainment	2,903	3,784	3,267	22,663	3,496	36,113
Management service fee	87,960	80,234	96,086	131,285	161,194	556,759
Total Operating Expenses	1,247,428	1,184,864	1,631,099	1,500,562	2,330,754	7,894,707

CAPITAL RELATED EXPENSES
Depreciation and amortization	47,151	31,022	48,960	16,128	25,148	168,409
Rent	434,675	657,964	455,510	764,518	1,061,079	3,373,746
Total Capital Related Expenses	481,826	688,986	504,470	780,646	1,086,227	3,542,155

NET INCOME (LOSS)	(55,888)	(259,332)	(222,815)	343,275	(179,523)	(374,283)

MEMBER'S EQUITY, beginning of year	(96,562)	(197,927)	(14,854)	(76,331)	(78,235)	(463,909)

Contributions from member	-	109,594	51,193	-	90,600	251,387
Distributions to member	(67,171)	-	-	(325,000)	(184,448)	(576,619)

MEMBER'S EQUITY (DEFICIT), end of year	$(219,621)	$(347,665)	$(186,476)	$(58,056)	$(351,606)	$(1,163,424)

WPH SALEM, LLC

SCHEDULE II - COMBINING STATEMENTS OF OPERATIONS AND MEMBER'S EQUITY (DEFICIT)

YEAR ENDED DECEMBER 31, 2017

	Carteret	Hamlet	Shelby	Aledo	Danby	Combined

REVENUE
Assisted living revenue, net of contractual allowances	$1,633,527	$1,325,960	$1,648,340	$2,374,744	$2,987,297	$9,969,868
Other income	13,064	7,854	76,765	20,893	20,485	139,061
Total Revenue	1,646,591	1,333,814	1,725,105	2,395,637	3,007,782	10,108,929

OPERATING EXPENSES
Salaries	551,119	421,967	605,329	585,269	1,054,503	3,218,187
Payroll taxes	49,473	38,372	54,773	49,749	99,086	291,453
Employee benefits	22,913	18,572	31,504	88,433	52,636	214,058
Food costs	106,155	87,551	92,184	121,840	140,716	548,446
Utilities	117,115	98,740	105,354	122,244	101,720	545,173
Supplies	31,799	28,394	40,976	32,352	49,468	182,989
Repairs and maintenance	27,738	32,231	40,938	28,897	32,905	162,709
Insurance	47,061	25,281	41,455	41,790	48,606	204,193
Property taxes	31,567	39,037	23,738	123,032	77,244	294,618
Professional/consulting fees	59,634	81,726	105,095	32,240	93,155	371,850
General and administrative expenses	57,819	35,168	62,131	47,576	76,428	279,122
Bad debt expense	16,466	90,407	44,572	482,494	271,430	905,369
Advertising and marketing	12,793	3,115	5,043	26,369	4,617	51,937
Travel and entertainment	3,728	5,377	1,475	14,900	3,499	28,979
Management service fee	81,326	68,662	83,781	116,614	151,346	501,729
Total Operating Expenses	1,216,706	1,074,600	1,338,348	1,913,799	2,257,359	7,800,812

CAPITAL RELATED EXPENSES
Depreciation and amortization	45,169	21,041	49,559	17,521	21,775	155,065
Rent	434,675	657,965	455,511	764,518	1,061,079	3,373,748
Total Capital Related Expenses	479,844	679,006	505,070	782,039	1,082,854	3,528,813

NET LOSS	(49,959)	(419,792)	(118,313)	(300,201)	(332,431)	(1,220,696)

MEMBER'S EQUITY, beginning of year	289,468	(712,621)	188,720	223,870	68,322	57,759

Contributions from member	63,180	949,286	32,986		350,816	1,396,268
Distributions to member	(399,251)	(14,800)	(118,247)	-	(164,942)	(697,240)

MEMBER'S EQUITY (DEFICIT), end of year	$(96,562)	$(197,927)	$(14,854)	$(76,331)	$(78,235)	$(463,909)

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